Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	Gilmartin Group LLC Greg Chodaczek / Lynn Lewis Phone: 347-620-7010 investors@cryolife.com

CryoLife Announces Offering of Convertible Senior Notes Due 2025

ATLANTA, GA – (June 18, 2020) – CryoLife, Inc. (NYSE: CRY) (“CryoLife” or “the Company”), a leading cardiac and vascular surgery company focused on aortic disease, today announced that it intends to offer, subject to market conditions and other factors, $100,000,000 aggregate principal amount of convertible senior notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). CryoLife also intends to grant the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $15,000,000 aggregate principal amount of the Notes.

The Notes will be senior unsecured obligations of the Company. The Notes are expected to pay interest semiannually and will mature on July 1, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms. Conversion of the Notes will be settled in cash, shares of the Company’s common stock, or a combination thereof, at the Company’s election. The final terms of the Notes, including the interest rate, initial conversion rate, and other terms, will be determined by negotiations between the Company and the initial purchasers of the Notes.

The Company expects to use the net proceeds from the offering for general corporate purposes, including the repayment of approximately $30 million outstanding under its revolving credit facility. If the initial purchasers exercise their option to purchase additional Notes, the Company expects to use the net proceeds from the sale of the additional Notes for general corporate purposes.

This press release does not and shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes or shares of the Company’s common stock, nor shall there be any offer, solicitation or sale of the Notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of an offering memorandum.

The Notes and any shares of the Company’s common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the rules promulgated thereunder and applicable state securities laws. The offering of the Notes is being made only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair. CryoLife markets and sells products in more than 100 countries worldwide. For additional information about CryoLife, visit our website, www.cryolife.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These statements specifically include statements regarding the proposed terms of the Notes, the size of the proposed offering and the expected use of proceeds from the sale of the Notes. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including the effects of COVID—19 and government mandates implemented to address the pandemic. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020. CryoLife does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.